Exhibit 99.2

Ideanomics

First Quarter 2021 Earnings

May 17, 2021

Presenters

Tony Sklar, SVP Investor Relations

Alf Poor, CEO

Conor McCarthy, CFO

Kristen Helsel, Chief Revenue Officer

Q&A Participants

Craig Irwin - ROTH Capital Partners

Nelson Siu - Mackie Research

Sean McDonald - Acorn Management Partners

Operator

Greetings, and welcome to the Ideanomics first-quarter 2021 earnings call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Tony Sklar, Vice President of Communications and Head of Investor Relations.

Tony Sklar

Thank you very much, operator, and welcome, everybody, to the Ideanomics Q1 2021 earnings conference call. Joining me today, I am pleased to have Mr. Alfred Poor, our Chief Executive Officer; Ms. Kristen Helsel, our Chief Revenue Officer; and Mr. Conor McCarthy, our Chief Financial Officer.

A webcast of today's call will be archived and available in the event and presentation sections of our corporate website for a minimum of 30 days. As a reminder, this conference is being recorded.

During the call, forward-looking statements will be made regarding our revenue expectations or forecasts for the quarters and full fiscal year 2021 and 2022, related to our business. These statements are based on current expectations and information available as of today, and are subject to a variety of risks, uncertainties, and assumptions.

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Actual results may differ materially and as a result of various risk factors that have been described in our periodic filings with the SEC. As a result, we caution you against placing undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statement as a result of new information or future events, except as required by law. Other risks are more fully described in the Ideanomics public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.SEC.gov.

Today, May 17, 2021, the company filed its 10-Q with the SEC and afterwards issued a press release announcing its financial results. So, participants in this call who may not have already done so may wish to look at the documents, as we provide a summary of the results on the call.

The format of today's call will be as follows: our CEO, Mr. Alf Poor, will provide an overview of business strategy and the developments for Q1 and Q2 2021 so far. Our Chief Revenue Officer, Ms. Kristen Helsel, will introduce herself and discuss the activities and focus going forward. And, of course, our CFO, Mr. Connor McCarthy, will discuss our financial results for Q1 2021.

I now hand the floor over to our CEO, Mr. Alfred Poor.

Alfred Poor

Thank you, Tony, and thank you to everyone joining our call today. Financial results in Q1 2021 exceeded our expectations, and we are looking forward to the second-quarter results. Ideanomics is transforming dramatically quarter over quarter, and I am both pleased and proud to say that as of today, Ideanomics is the healthiest it has been in my almost 3 years with the company.

An exciting blend of acquisitions and organic growth, along with significant cash on the balance sheet, has management confident that our revenues will continue to increase in our various business segments for the foreseeable future. The company was fortunate to capitalize prior to a broad market pullback across our peer group, although we continue to seek value in the sector regardless of market sentiment.

Despite everything from COVID-19 and component shortages, through the scarcity of containers and shipping delays, the EV industry is continuing to benefit from being the only viable, sustainable future for the automotive industry. We have taken measures to ensure such disruptions are minimalized where possible, to hiring dedicated resources on the ground wherever such bottlenecks exist. I am pleased to say that Ideanomics has been successful in attracting outstanding talent to the company. I'm already seeing the positive impact of these new hires.

The quarter began with the acquisitions of Timios and WAVE. It seems like both have been with us for much longer than around four months, but such is the pace of change at Ideanomics today. Timios has had a record quarter for earnings in Q1 2021, as Conor will discuss. We have begun assimilating WAVE into our mobility segment and helping them service their order backlog, as well as introducing their product to foreign markets. I am pleased to inform you that the interest in WAVE for non-US markets is there, where Timios and WAVE have also added talent to their ranks since their acquisitions.

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The WAVE team has assisted us in discussions with our OEM partners to ensure our plan to Medici buses and trucks will support WAVE's inductive charging when they come to market. Currently, as you will have seen on the recent 2020 earnings call, the buses are ready for marketing and homologation purposes. And the trucks are having some changes to cab size, et cetera, made based upon market feedback. We've hired homologation and certification expertise to help increase our efficiency in these types of areas going forward.

China operations were reorganized in Q1, resulting in a decline in revenues. However, the revenue--however, the changes were needed, and we expect to see revenues bounce back in Q2. The WAVE product line has been introduced in China because the company--the country--let me start that again. The WAVE product line has been introduced in China because the country does not have high-powered inductive charging, and there is great interest in areas including seaports, airports, and the heavy truck and bus market.

As announced at the end of March, the Treeletrik team landed the first of what we anticipate will be several significant orders this year in Indonesia, which will see Treeletrik set up assembly facilities on the ground in Indonesia to help expedite time to market on those orders. The first vehicles under those orders will be exported from Malaysia as finished products, and we anticipate deliveries from initial orders beginning in Q3, with the Indonesia-based assembly facilities online in Q4 or early 2022.

Elsewhere, the Treeletrik team is finalizing its new headquarters and showroom in Kuala Lumpur, with an August timeline for moving in. Final pieces are being put in place to expand into Thailand where we are finalizing plans to introduce a battery rental and swapping program, which is designed to promote sales of Treeletrik's EV two-wheelers, while at the same time providing immediate cost of ownership benefits to local businesses compared to gasoline powered motorbikes and mopeds.

Several minority investments were completed in Q1, which we hope will become market leaders in their fields. For example, TM2 launched a rare earth metals exchange where there previously was no market. Trading in some metals began this month, and initial revenues have been achieved. Congratulations to Peter and the team there. As you know, rare earth metals are playing an increasingly important role in the cleantech space.

We took a 20% stake in Italian public company Energica Motor Company, which makes all-electric performance motorbikes for both road use and racing. I am pleased to say that the value of our investment has increased some 50% since we closed the transaction, but for me Energica is more than an investment, and I'm excited for the synergies being developed between our companies.

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We made an investment in Silk EV in the first quarter, which has since unveiled their S9 hypercar with Hongqi at the Shanghai Auto Show where it received a tremendous reception. The Silk team is a fusion of U.S., Italian, and Chinese automotive design and engineering, and they're bringing together what we believe will be a hotly anticipated entrant into the Hypercar market in 2023. The Silk investment brings with it leading-edge in introducing new charging and battery technologies in production vehicles. Our investment in Silk provides us with an inside look of what can be applied in our other electric vehicle segments.

Two weeks ago, we made a minority investment in FNL Technologies, which markets the Hoo.be social media platform. As part of that deal, we divested ownership in Grapevine, as we believe this represents a broader opportunity to unlock the value of those combined investments, versus Grapevine continuing to operate within Ideanomics.

In a press release last week, we were delighted to announce a definitive agreement to acquire US Hybrid, an American manufacturer and supplier of fuel cells, drivetrains, and other technology components essential to the development of zero emission vehicles. As mentioned in the press release, US Hybrid will unlock our made in America capabilities, and we anticipate integrating their EV and hydrogen fuel cells into our Medici vehicles; in addition to helping them scale their existing customer base of OEMs, transit authorities, and specialist customers in sectors such as aerospace and defense.

Dr. Abas and his team have a portfolio of technologies which can be leveraged internally and licensed out to the broader market. So, we are very pleased that US Hybrid selected Ideanomics as the partner to help them scale their business. This acquisition extends the strategic positioning of Ideanomics as a provider of innovative technologies, capabilities, and solutions, which are already well established by those seeking to employ them in vehicles of all kinds.

We are developing our charging-as-a-service model for launch in 2021, which we believe will unlock orders in revenues in North America and be the precursor to what we hope will become future vehicle-as-a-service and energy-as-a-service offerings in 2022 and beyond. Vehicle as a service would migrate fleet operators over to an entirely OPEX-based model and enable them to achieve the pay-per-mile model they have desired.

While WAVE services is backlogged, we are looking to add sales from existing customers in addition to new orders to increase revenues in 2021. Although their revenues tend to be lumpy, Q2 is looking stronger than Q1. We are hoping to get the charging-as-a-service offering in place for WAVE customers this year to help smooth out lumpiness in quarter-over-quarter revenues by replacing upfront payments with recurring, predictable monthly revenues.

Timios will continue to deliver strong revenues in Q2, along with improved--along with an improved quarter in our China WAVE operations and potentially the inclusion of US Hybrid revenues from the point the deal officially closes.

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As I mentioned earlier, Treeletrik's more meaningful revenues will start in Q3. We do not anticipate Medici to contribute to revenues until next year, but we do hope to get order interest in 2021, in areas where we have specialized knowledge such as seaports, airports, et cetera. And our intention is to cross-pollinate those orders with both WAVE and US Hybrid products.

What we have put together for our investors is what we believe is a compelling offering of products and services which will produce revenues in the short, medium, and long term. The presentation deck which accompanies today's earnings call will be filed as an 8-K with the SEC to enable investors a fuller context of our organization and the opportunities being pursued.

In particular, I would refer you all to slide 15, which dictates details of our Ideanomics mobility ecosystem. You'll see from this chart how our shared services platform acts as a force multiplier across the Ideanomics mobility businesses, and how each is designed to provide value for others in the ecosystem, such that we maximize sales revenues achievable from each customer.

This is where we differ from most other companies in the EV sector who are active in perhaps only a single or two areas of activity, or are constrained regionally, and may face a significant period ahead until they achieve profitability. We believe we have put together a prudent and flexible approach which enables us to be nimble and maximize our shareholder interest until the EV industry approaches maturity.

I would like to mention that we, along with our peers and partners in the industry, look forward to receiving the details and clarity from the Biden administration regarding their infrastructure investment plans. Currently, we see a situation whereby potential buying and sell back (PH) pending more details, as fleet operators and others need to understand what support the government is providing in the transition to zero emission vehicles, before they have the conviction to pursue their transition planning. We encourage the administration to understand the need to bring the details to market, so we don't witness a void in which confident planning is not achievable.

Finally, I'd like to thank shareholders for their patience and support. The EV sector is on a trajectory which is gaining momentum, but it is one that is not suited to short-term trading explorations. Companies such as Ideanomics anticipate shareholder value to grow most significantly in the medium to long term, although we do consider ourselves one of the few value stocks in the sector due to our ability to derive revenues in the short term.

Thank you all for tuning in today. I'll now hand you over to our new CRO, Kristen Helsel, to introduce herself and her areas of responsibility in Ideanomics. Kristen will start to feature on our earnings calls going forward.

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Kristen Helsel

Thank you, Alf. As a very brief introduction, I recently joined Ideanomics as the Chief Revenue Officer. I have both technical and--I have both a technical and business background and have scaled a number of companies in the EV and cleantech space over the past 12 years. I am incredibly excited to join this team at a time when we are building and aligning our operating entities to lead worldwide in electrification and clean technology, delivering both real and disruptive change, as well as meaningful revenue.

I spent much of the last several weeks learning about our current Ideanomics ecosystem and focusing on to build our business unit in a synergistic way, while simultaneously scaling revenue. In each case, the opportunities and challenges are unique. I have visited with each of our businesses in the United States, and I'm working directly with our colleagues overseas until such time as international travel is appropriate for me to visit our businesses and operations in Europe and Asia.

At Timios, we have a strong and well-developed organization that had its best quarter in Q1 2021, and I am pleased to say that we are developing new opportunities to support growth and expand revenue streams beyond their traditional business lines. My visit to WAVE reinforced my strong belief that the electrified future will be driven by inductive charging. The current WAVE product is a beautiful piece of engineering and has been working in some cases for several years in challenging conditions and has, therefore, demonstrated that we have a reliable and robust product ready for adoption at scale.

Our WAVE installation in the Antelope Valley--at the Antelope Valley Transit Authority in Northern Los Angeles county is the largest high-power inductive charging system deployed in the United States. As significantly, the acquisition of WAVE means that for the first time in Ideanomics history, our company has delivered consequential charging infrastructure revenue. It is an exciting time to be in the EV business, and we have big plans for our WAVE business along with our other operating companies.

I was also able to spend time with the Solectrac team at their new facility in Santa Rosa. While still an incredibly young company, they have made remarkable strides with their scalable approach to micro-manufacturing, as well as their thoughtful product lineup. I expect continued positive developments from Solectrac throughout 2021 as they expand, add staff, and grow to meet the strong customer interest in their products.

One significant piece of our overall EV, energy, and cleantech offerings fell into place with the upcoming US Hybrid acquisition announced last week. Led by Dr. Abas Goodarzi, the team has nearly 30 years of solid engineering advances in their catalog, many of which we plan to leverage. As a synergistic addition to the Ideanomics global ecosystem of businesses, US Hybrid will allow us to continue to lead the global EV transformation with a focus and dedicated innovation center, while simultaneously unlocking the commercialization potential of their remarkable product portfolio, allowing the company to deliver at scale.

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For the balance of 2021 and 2022, my focus will be to drive revenue in three ways. First, to grow each operating company within our Ideanomics ecosystem with priority on expanding customers, launching new products, delivering topline numbers, and building backlog. Second, we want to align all of our sales business development marketing and pricing activities within each business unit to achieve scale.

This effort will be supported by investments in both human and working capital. Third, we are identifying the synergistic opportunities available to us from our broad global footprint, so that we are able to penetrate new markets and develop unique solutions. This may include both growing and acquiring new capabilities to round out our offering.

In closing, I want to say I'm thrilled to be part of the Ideanomics team. We are laser focused on delivering in the short term, but the acquisition of US Hybrid demonstrates that we have an eye on the future as well, and the solutions that will be required in the markets we serve. This is true for both Ideanomics Capital and our EV business unit Ideanomics Mobility. I am delighted by what we have delivered to date and our amazing potential moving forward.

With the hope that the world will open for travel sometime later this quarter or early in the third quarter, I will spend time visiting and learning on the ground with our international businesses and partners. I look forward to sharing our progress with you.

I will now hand this over to our CFO Conor McCarthy to detail our financial performance for Q1 2021.

Conor McCarthy

Thank you, Kristen. Good afternoon. In the first quarter, work done over the last 24 months in building the foundation for growth in Ideanomics Mobility and Capital divisions started to come to fruition. This quarter marked the fifth consecutive quarter of growth in both revenue and gross profit.

The highlights for the quarter are revenue of $32.7 million and a gross profit of $10.8 million, the first revenues from WAVE Ideanomics inductive charging business and from Timios, our title and escrow service company. Both businesses were acquired in January 2021. We closed the quarter with $356 million in cash, which provides a deep pool of capital for investment in our Ideanomics Mobility and Capital business units.

Now, turning to discuss the financial performance in some more detail. Revenue for the quarter was $32.7 million, which represents the fifth consecutive quarter of growth, demonstrating the increasing strength of Ideanomics' business. Timios, our title and escrow business, generated revenues of $27.6 million, and WAVE revenues of $1.8 million, which were reported in the charging and batteries line in the revenue table. Both of these businesses were acquired in the first quarter of 2021, and consequently their financial results are only included from the date of acquisition.

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Revenue for electric vehicles was $3 million in the current quarter, up from just $55,000 in the first quarter of 2020. As Alf discussed on last quarter's earnings call, we have been reorganizing our operations in China. Revenues from EV in the first quarter were lower than the levels achieved in late 2020. However, we believe that the restructure in China will result in a return to growth in EV revenues in the coming quarters.

Gross profit for the first quarter was $10.8 million, which represents a gross margin (PH) of 33%. Operating expense for the first quarter was $23.8 million as compared to $9.5 million in the prior quarter. The increase was due principally to the inclusion of the operating costs related to the Timios and WAVE acquisitions, and a charge of $5 million arising from the settlement of a class-action lawsuit.

Professional fees in the first quarter were $5.2 million as compared to $1.8 million for the prior period. The growth was related to an increase in legal fees, consulting services, and investor relations related expense. The increase in legal fees was related to rights of general corporate matters responding to regulatory inquiries, advice in (PH) mergers and acquisitions, and advice in relation to the class-action lawsuits.

The loss from operations was almost $13 million as compared to $9.4 million in the prior period. The loss from operations included a $5 million expense related to the settlement of a class-action lawsuit.

Interest expense for the period was $0.4 million and represents a savings of $2.7 million, as compared to the prior period expense of $3.2 million. The prior period expense included charges related to the application of the U.S. GAAP to the variable conversion price in the then outstanding debt, which was all we paid in 2020. The currently outstanding convertible debt has a fixed conversion price.

We recorded a net loss of $0.7 million as compared to a net loss of $12.6 million in the prior period. This quarter includes a non-cash tax benefit, a gain of $12.9 million, arising from the acquisition of Timios and WAVE.

To conclude, the results for the first quarter demonstrate that the work over the last 24 months to build out the company sales to financing to charge, S to F to C business model, is bearing fruit and the company is poised for rapid growth. Milestone achieved in the first quarter include cash of $356 million on the balance sheet, and an attractive line of acquisition opportunities.

We recorded our fifth consecutive quarter of revenue growth, recruited the additional team members in the U.S. and China that we need to capitalize on the opportunities in the EV sector is general, and integrate Ideanomics assets into a complete end-to-end offering for our EV customers. In summary, Ideanomics is very well positioned to take advantage of the great opportunities ahead of us.

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That concludes my remarks. I'll hand it back to Tony.

Tony Sklar

Well, thank you very much, Conor. That concludes the prepared remarks by management, and I know this is everybody's favorite time, our Q&A session. So, Victor, if you wouldn't mind, operator, if you could give folks the instructions on how to raise their awesome hand.

Operator

Thank you. Ladies and gentlemen, we will now have our question-and-answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may also press *2 if you would like to remove your question from the queue. One moment, please, while we now poll for questions.

Our first question comes from Craig Irwin with ROTH Capital Partners. Please proceed with your question.

Craig Irwin

Good evening, and congratulations on the strong quarter, impressive.

Alfred Poor

Thank you, Craig.

Craig Irwin

First question I wanted to ask is for a little bit more color on US Hybrid. You know, this is a name we've known about for many years, and Abas is a bit of a legend out there; I mean, given that he literally wrote the textbook that all the engineering students today are using to learn about drivetrain electrification. What do you see as the potential revenue contribution over the course of 2021?

Now, I know Dr. Abas is known for his technology innovation and for doing really unique projects for very demanding customers. But are there components in the existing book of business where you see rapidly repeatable products? Or is this more a technology acquisition that fertilizes the success across the rest of the company?

Alfred Poor

Thank you, Craig. That's an excellent question. Kristen, would you like me to take this question? Do you want to take this question? I'm happy for either of us to do so.

Kristen Helsel

Alf, you can start, and I can add any color if appropriate.

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Alfred Poor

Absolutely. So, thank you, Craig, this is interesting. Yes, as you mentioned, Dr. Abas and his team have probably been at the forefront of clean energy and low emission and zero emission vehicles for the past 25 years. They've worked with pretty much everyone in the space, from OEMs through to the defense and the aerospace sector. So, a lot of folks have relied on Abas and his team to produce everything from prototypes through to, you know, fully working units.

Abas has served as something of an innovation center for the industry, and that has allowed him to reach, you know, healthy seven figures in revenues every year. We believe there's an opportunity for him to start licensing his technologies to take him up to eight and nine figures of revenue in the future.

We haven't closed the deal yet. It's still subject to a few traditional closing conditions. It should close, hopefully, by the end of this month. So, you know, the chances to have an impact of pushing from seven figures to eight figures this year is probably too early to speak of, but certainly we believe this business is poised for growth. He's been looking actively in the market for a partner to help him scale the business.

Now, the EV industry and the potential for hydrogen fuel cells is very much on everybody's radar. And, you know, we were fortunate enough to strike the right chord with him, such as he chose us as his partner. So, this is a business that does produce millions of dollars of revenue a year. And being an innovation hub for OEMs and others, we expect that to move up into the eight figures and nine figures over the next few years.

Craig Irwin

Excellent. Well, congratulations. It looks like a really amazing fit for the portfolio. The second thing I wanted to ask about is Timios and the title and escrow business. You reported $27.6 million in revenue in the quarter. But last year, I think this business for the full year did $60 million. So, some interesting outcomings going on there.

Can you explain why this business is so very strong? Was this strength maybe a little bit one-time in nature, given short-term changes in the market, or is this something that can persist over the course of the year? And, you know, it seems that they can shoot at some pretty healthy margins. You know, are those profit levels something that also are likely to persist over the course of the year?

Alfred Poor

So, the Timios business is obviously involved in the refinancing and the purchasing. When the mortgage market is active, companies like Timios do incredibly well. So, we're in a low interest rate environment. There was a period for a couple of weeks where it looked like interest rates may increase. As long as interest rates remain low, we can expect Timios to continue to perform well.

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We don't know what will happen with inflation. I think everyone's concerned with that. If we do see an uptick in inflation and we see a corresponding uptick in rates, typically, those are the types of headwinds that impact businesses like Timios. But that said, we're looking to aggressively support their growth plans. They've opened up a Rio business, which is going to be very interesting. So, for us, we have a very vibrant business within our Ideanomics Capital Group, and we're looking forward to more strong revenues from them in the future.

Craig Irwin

Thank you. My last question is about Tree Technologies and the Treeletrik motorcycles and mopeds. Can you maybe describe for us if there's an update on the delivery schedule into Malaysia--or I should say into Indonesia? And have you sketched out the potential capital needed to build the new assembly plant in Indonesia for when, you know, much larger volumes are being shipped?

Alfred Poor

Yeah, so I'll address this first part of the question. The second part is a conversation that's more in tune with Conor and his CFO at Treeletrik, Richard Teoh. You know, we were quite wise to say that the deliveries wouldn't start until early Q3. There was an opportunity perhaps for the deliveries to begin before that. But obviously, as you know, Craig, the international supply chain in any part of automotive which includes motorbikes and mopeds as well has been impacted. Things are moving a little slower. We don't foresee any delays beyond that original July timeline we were starting to look at. So, we think in terms of the vehicles being delivered from Malaysia's finished product into Indonesia, that will begin in Q3, as we previously said.

In terms of the assembly facility, this is going to be light assembly. So, the vehicles will be coming in and, you know, this isn't a heavy assembly of self-components. This is putting on the wheels, putting on what they call the fairing, the plastic siding around, inserting the battery, putting the seats in, that type of thing. So, the facility shouldn't cost us more than a couple of million dollars U.S. to put in place, and we're looking at some facilities now.

But I don't know if you have any further comments, Conor?

Conor McCarthy

Your comments are right on the money, Alf, and this is light assembly. (INAUDIBLE) there's none of the really capital-intensive stuff like in paid (PH) plants or anything like that. So, we are looking at. So, at this time, we think it will be in the range of 2.5 to $3.5 million investment in an assembly line.

Craig Irwin

Excellent. Well, this was a very busy quarter. I should say congratulations on getting so much done and all this progress. I'm going to hop back in the queue now. Thank you.

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Alfred Poor

Thank you, Craig.

Operator

Thank you. Our next question comes from Nelson Siu with Mackie Research. Please proceed with your question.

Nelson Siu

Hi, everyone, and congratulations again on your great quarter. My question is, the company has (INAUDIBLE) of strategic planning. Are you going to continue investing in human capital, and where will be the focus of that?

Alfred Poor

Human capital, of course. I mean, as our revenues grow, every business needs to grow the people internally to service it. You know, we've acquired some tremendous human capital in through the WAVE team, as well as the US Hybrid team recently. So, in terms of innovation, I think we have a strong team there.

We are filling out a number of open positions within Ideanomics, but more broadly throughout the management and general tiers of the company. We'll continue hiring people, but I think we're coming close to the 2021 kind of open candidate roles that we had. Our HR team has been very pleased with the ability to bring people in, and I think we're pretty close to closing out the open roles that we approved.

Nelson Siu

Okay, great. Thanks for answering my question.

Alfred Poor

Thank you.

Operator

Thank you. Our next question comes from Sean McDonald with Acorn Management Partners. Please proceed with your question.

Sean McDonald

Thank you very much. And again, Ideanomics, congratulations on a phenomenal quarter.

Alfred Poor

Thank you.

Sean McDonald

One thing that I would like to note--actually, I guess my question would be twofold. Regarding your newest asset, US Hybrid, granted that a lot of the revenues have been generated from some of your phenomenal acquisitions over the last year. I would assume that US Hybrid fits well in the portfolio, not only for generating revenues but for being integrated into your already existing components and portfolio.

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So--and I apologize if you had touched on this, but maybe from a high level, integrating these fuel cells into your own vehicles, could you explain a little bit of that process? And then once that transition is complete, are you going to allow US Hybrid to generate their own additional revenues from products and services on their own drivetrain components, or will this be fully folded into Ideanomics?

Alfred Poor

Thanks so much for your question, Sean. I did mention this in the preamble. US Hybrid and WAVE are very strategic acquisitions for us because of our focus on the commercial vehicle sector. Both of them offer us the capability to cross sell. And by that, I mean when we sell a truck or a bus, we can sell WAVE's inductive charging system with it. One of the things that the Biden administration has underscored is that there needs to be a made in America component.

If we do the assembly here and we put in the type of technologies that we've acquired through the acquisition of US Hybrid, such as fuel cells, electric drive trains, DC/DC converters, these are really, really important key components, and that's what you want to be made in America because that's the technology. The wheels, the seats, the windows, you know, people don't care about these. These are all--if you think they're all made in America, you have an incomplete understanding of the global automotive supply chain. They're just not.

So, what's really important to the Biden administration is, is the tech that they're going to be helping to fund, is that providing American jobs? Is that American innovation? Ideanomics can put its hand up now and say absolutely for us, it is. So that's why this was a really important steppingstone for us, and was a follow-on acquisition that was very deliberate by us in terms of acquiring WAVE and acquiring US Hybrid.

We couldn't get the deals done in either case as quickly as we wanted to, but there could've been a period where they came--you know, the acquisitions were pretty close back-to-back. But acquisition always take time, as you know.

What was the second part of your question? Sorry, Sean, I didn't write it down.

Sean McDonald

Sure. The second part of my question was, as US Hybrid as a sole entity has, again, gotten a lot of attention and, you know, their products and services are so much different than anything out there on the market. So, when it comes to actually, you know, transitioning to fuel cells and the drivetrains and the core components into your own vehicles, will you allow US Hybrid to also pursue additional products and services on their own, or will this be a wholly-owned subsidiary exclusive to your vehicles?

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Alfred Poor

It will not be exclusive to our vehicles. The intention with US Hybrid is to do two things. One, make those technologies available to the vehicles we sell, so they can meet the made in America requirements. And also make sure that our vehicles are best in class, even if we do end up exporting them to Latin America, Europe, et cetera.

But the other really important piece is, Abas and his team were looking for a partner to help them scale. The technologies they had can very easily be scaled for purchasing by OEMs in this country and globally, as well as licensed out to OEMs as well. So, we see really two threads here. One, keep the innovation pipe going, okay? But then it bifurcates into how we use their technologies and how we can license and sell those technologies and products out to the broader automotive sector.

Kristen Helsel

Alf, I think I can add some color here as well. What's most important, Sean, is we want Dr. Goodarzi and his team, his innovation team, to keep doing what they're doing. You know, to staying at the forefront of the EV sector, the fuel-cell sector, and all of the things he's done to advance the industry over the last 30 years.

What we really think that the second part, where Ideanomics can provide some additional support, is being able to leverage that commercial opportunity. So, taking, you know, that huge catalog of products and things we thoughtfully developed and putting those to work, not only in our products but lots of products in this country and around the world.

Sean McDonald

Great. Well, that makes sense. I appreciate it.

Operator

Thank you. There are no further questions at this time. I'd like to turn the floor back to Tony Sklar for any closing comments.

Tony Sklar

Thank you very much, everybody. This is all the time that we have today, and this will conclude the Ideanomics first-quarter 2021 investors call. Our team is very excited for the rest of 2021. I think we have shown and demonstrated we have come to this particular queue with some very great numbers and excitement, and we will continue to allow our community to reach out to us.

If you have any further questions individually, please don't hesitate to send those questions into IR at Ideanomics.com. We'd like to thank our listeners and shareholders, analysts and others, who have taken the time to listen to this call. And we urge you to refer to our latest SEC filings for any information that you need.

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This call will be available from our website in the investor relations session. You can find the link there. Don't forget to be alerted to our news, events, and other information in a timely manner. And we recommend you following us on all of our social media channels, sign up to our newsletter, and explore our website at www.Ideanomics.com.

I am very excited as well to thank our marketing team and their efforts on not only our new branding, but the amount of content and creation that we are continuing to come to the market in social media and other partners that we have brought along the way.

Thank you, everyone, for participating in today's call. Thank you, operator.

Operator

Ladies and gentlemen, this concludes today's web conference. You may now disconnect your lines at this time. Thank you for your participation, and have a great day.

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